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                                                                   Exhibit 12(a)


                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)


                                         SIX MONTHS
                                       ENDED JUNE 30,                             YEAR ENDED DECEMBER 31,
                                   ---------------------       ---------------------------------------------------------
                                     1997         1996         1996         1995          1994         1993         1992
                                     ----         ----         ----         ----          ----         ----         ----


Earnings:

   Net income                      $10,701       $5,230      $10,501      $28,990      $ 4,215      $ 2,452      $   933
   Mortgage and loan interest        8,227        9,897       18,701       23,708       25,872       11,471       11,530
   Amortization of debt expense        258           98          197          320          212          322          313
   Extraordinary items                   0            0        1,386            0            0            0            0
   Income taxes                        181          134          815           66          227            0            0
                                   -------      -------      -------      -------      -------      -------      -------
       Total earnings              $19,367      $15,359      $31,600      $53,084      $30,526      $14,245      $12,776
                                   =======      =======      =======      =======      =======      =======      =======

Fixed charges:

   Mortgage and loan interest      $ 8,227      $ 9,897      $18,701      $23,708      $25,872      $11,471      $11,530
   Amortization of debt expense        258           98          197          320          212          322          313
   Interest capitalized                251            0           57            0            0            0            0
                                   -------      -------      -------      -------      -------      -------      -------

       Total fixed charges         $ 8,736      $ 9,995      $18,955      $24,028      $26,084      $11,793      $11,843
                                   =======      =======      =======      =======      =======      =======      =======

Ratio of earnings to fixed charges   2.22X        1.54X        1.67X        2.21X        1.17X        1.21X        1.08X
                                   =======      =======      =======      =======      =======      =======      =======
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